EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated effective as of April 1, 2007 (the “Effective Date”), between Dolan Media Company, a Delaware corporation (the “Company”), and James P. Dolan (“Executive”) amends, restates and supersedes that certain Employment Agreement, dated as of April 1, 2002, between Dolan Media Company, a predecessor company (also with the same company name) to the Company that later assumed that Employment Agreement, and Executive (the “Prior Agreement”).
PRELIMINARY RECITALS
     The Company currently employs Executive as its Chief Executive Officer and President and Executive is currently serving as Chairman of the Board of Directors of the Company (the “Board”).
     The Company and Executive desire to amend, restate and supersede the Prior Agreement.
     The Company desires to continue to employ Executive and Executive desires to be employed by the Company as the Chief Executive Officer and President of the Company on the terms and conditions contained herein.
AGREEMENT
     In consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Employment.
     1.1 Engagement of Executive. The Company agrees to employ Executive as the Chief Executive Officer and President of the Company and Executive accepts such employment by the Company for a period of two (2) years beginning on the Effective Date and ending on March 31, 2009 (the “Employment Period”); provided, however, that, effective on April 1, 2008, the Employment Period shall, on a daily basis, be automatically extended by one (1) day, such that at any time, the remaining Employment Period shall be one (1) year; provided further that such day-to-day extensions shall cease in the event either the Company or Executive, as the case may be, provides written notice of such cessation to the other party and such cessation of the automatic extensions shall be effective as of the date of delivery of such notice as determined pursuant to Section 5.2 below. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination by the Company or Executive pursuant to Section 3 below.
     1.2 Duties and Powers.
          (a) Service with the Company. During the Employment Period, Executive shall (i) serve as the Company’s Chief Executive Officer and President and shall report directly to the Board, (ii) have such responsibilities, duties and authorities, and render such services for the Company, that Executive has or renders for the Company as of the Effective Date, and (iii) have such other responsibilities, duties and authorities, and render such other services for the Company, that are consistent with Executive’s position as Chief Executive Officer and President, as the Board may from time to time reasonably direct.
          (b) Service with Subsidiaries and other Affiliates. During the Employment Period, Executive shall (i) have such responsibilities, duties and authorities, and render such services for the Company’s subsidiaries and other affiliates that (x) Executive renders for such subsidiaries and other affiliates as of the Effective Date and (y) that are consistent with Executive’s position as Chief Executive Officer and President of the Company, as the Board may from time to time reasonably direct; and (ii) at the reasonable request of the Board, serve as the President and Chief Executive Officer and director of each subsidiary or other affiliate of the Company; provided that Executive shall not be entitled to any additional compensation for serving as an officer or director of the Company’s subsidiaries and other affiliates.
          (c) Performance of Duties. Executive will devote his best efforts, energies and abilities and his full business time, skill and attention (except for permitted vacation periods and reasonable periods of illness) to the business and affairs of the Company, its subsidiaries and other affiliates and shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability and in a diligent, trustworthy, businesslike and efficient manner. Executive acknowledges that his duties and responsibilities will require his full-time business efforts and agrees that during the Employment Period he will not engage in any other business activity or have any business pursuits or interests, except activities or interests which do not conflict with the business of the Company, its subsidiaries and other affiliates and do not interfere with the performance of Executive’s duties hereunder; provided that Executive shall be permitted to (i) continue to serve on (x) civic and charitable boards and committees (provided that in March of each year hereunder, Executive furnishes the Board with a list of the civic and charitable boards and committees that Executive is then serving on) and (y) the board of directors of Advisor Media, Inc. and Peoples Educational Holdings, Inc., and (ii) manage his personal investments and affairs, in each case so long as the activities referred to in clauses (i) and (ii) above otherwise comply with the terms and conditions of this Agreement, including the provisions of this Section 1.2(c); provided further that, other than the positions and entities listed in clause (i)(y) above, Executive shall not, without the prior written consent of the Board, be permitted to serve on any for profit entity’s board of directors or committee or hold any similar position with respect to any such entity.
2. Compensation.
     2.1 Base Salary. Beginning on January 1, 2007 and ending December 31, 2007, the Company will pay Executive a base salary (“Base Salary”) at the annual rate of Four Hundred and Sixty-Three Thousand Dollars ($463,000). For the calendar year beginning January 1, 2008, and for each subsequent calendar year during the Employment Period, the Company will pay Executive a Base Salary equal to the Base Salary for the previous calendar year increased by the positive percentage change, if any, in the CPI (as defined below) from the month of December from two (2) years prior to the month of December from the previous year (e.g., the Base Salary effective for the 2008 calendar year will be equal to the Base Salary from 2007 increased by an amount equal to the positive percentage change, if any, in the CPI from the month of December in 2006 to the month of December in 2007). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices for salaried employees. For purposes hereof, “CPI,” for any month of December, means Consumer Price Index for All Urban Consumers, U.S. City Average, all items, not seasonally adjusted, for such month and compiled upon data (with the base 1982-84 equals 100) for such month (the “Index”). In the event that publication or issuance of the Index is discontinued or suspended, the CPI shall be an index published or issued by the United States Department of Labor or any bureau or agency thereof that computes information from substantially the same statistical categories and substantially the same geographic areas as those computed in the Index and that weights such categories in a substantially similar way to the weighting of the Index at the Effective Date. In the event that the Index is calculated upon a base year other than 1982-84, such adjustments to the CPI for each calendar year shall be calculated as necessary to ensure that the CPI for each such calendar year is based on the same Index. Executive’s Base Salary shall be subject to annual review by the Compensation Committee of the Board (the “Committee”) and may be further increased (but not decreased) from time to time as the Board determines.
     2.2 Annual Bonus. During the Employment Period, in addition to the Base Salary, Executive shall be eligible to receive an annual performance-based cash bonus (“Annual Bonus”) of at least 60% of Executive’s Base Salary (the “Target Amount”) with respect to each fiscal year of the Company. The Annual Bonus shall be based upon quantitative and qualitative performance goals for the applicable fiscal year. Those goals shall be established by the Committee in its sole discretion in accordance with the Company’s annual bonus plan. The Annual Bonus shall be paid in a cash lump sum in accordance with the terms of the Company’s annual bonus plan.
     2.3 Discretionary Bonus. In addition to any Annual Bonus, the Committee may, in its sole discretion, decide at any time to award the Executive with a discretionary bonus in an amount determined by the Committee if it determines that such discretionary bonus is appropriate.
     2.4 Benefits. In addition to the Base Salary and Annual Bonus (if any) payable to Executive hereunder, the Executive shall be entitled to four (4) weeks of paid vacation time per year hereunder; club membership(s) as may be approved from time to time by the Committee; and all other pension, welfare and fringe benefits and perquisites that are generally made available to other senior executive officers of the Company (to the extent possible under applicable law) during the Employment Period (the “Benefits”); provided that the Company does not guarantee the adoption or continuance of any particular benefit plan or program or particular benefit.
     2.5 Reimbursement of Expenses. The Company shall pay or reimburse Executive for reasonable expenses incurred in the discharge of his duties hereunder, in accordance with the Company’s executive expense reimbursement policy as in effect from time to time. Executive shall provide the Company with such vouchers or receipts as the Company deems reasonably necessary to verify the amount of such expenses. The Company shall pay the reasonable fees, expenses and disbursements incurred by Executive in connection with the negotiation and preparation of this Agreement; provided, however, that such amount shall be paid as soon as administratively possible and in no event later than March 15, 2008.

     2.6 Taxes, etc. All compensation payable to Executive hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.
     2.7 Indemnification. Executive shall be indemnified, and shall have his expenses advanced with respect thereto, by the Company to the fullest extent authorized or permitted by applicable law (as the same now exists or may hereafter be amended) by reason of the fact that he is or was serving as a director, officer, employee or agent of any of the Company or its subsidiaries or affiliates (or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise) and the Company shall maintain directors and officers liability insurance during the Employment Period and thereafter to the same extent as the maximum amount of such coverage provided from time to time to other members of the Board.
     2.8 Legal Fees and Expenses. It is the intent of the Company that Executive shall not be required to incur any legal expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if the Company has failed, or is alleged to have failed, to comply with any of its obligations under this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, in whole or in part, or institutes any litigation designed to deny, or to recover from, Executive any benefits intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of the Company as hereinafter provided, to represent Executive in connection with the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company in any jurisdiction. The Company shall reimburse the Executive within thirty (30) days after each written request therefore any and all reasonable attorneys’ and related fees and expenses actually incurred by Executive in any such proceeding or otherwise as a result of the Company’s failure to perform this Agreement or any provision hereof or as a result of the Company or any other person contesting the validity or reasonableness of this Agreement. Without limiting the generality of the forgoing, if any amount is not paid hereunder when due, including, but not limited to, any amount of Base Salary, Annual Bonus (if any), fees or expenses, the amount thereof shall bear interest from the due date thereof until paid in full at the rate of 10% per annum; provided, however, that the reimbursement for fees and expenses pursuant to this Section 2.8 shall be made no later than the end of the calendar year following the calendar year in which such legal fees or expenses were incurred. This Section 2.8 shall remain in effect throughout the Employment Period and for a period of five (5) years following the termination of the Employment Period.

3. Termination.
     3.1 Termination.
          (a) The Employment Period (i) shall automatically terminate immediately upon Executive’s death, (ii) may be terminated at any time by the Board as set forth herein for Cause or without Cause, or by reason of Executive’s Permanent Disability, upon written notice to Executive, (iii) may be terminated at any time by Executive with Good Reason upon written notice to the Company, or (iv) may be terminated at any time by Executive without Good Reason and without liability upon thirty (30) days prior written notice to the Company.
          (b) In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used in this Agreement:
     “Cause” means the occurrence of any of the following events:
          (i) a material breach by Executive of any of the terms and conditions of this Agreement, which breach remains uncured thirty (30) days after receipt by Executive of written notice of such breach;
          (ii) Executive’s willful and material failure to perform his duties hereunder, including willful excessive absenteeism unrelated to illness or permitted leave, which willful and material failure remains uncured thirty (30) days after receipt by Executive of written notice of such failure from the Board or its written representative, such written notice to specifically identify the alleged failure;
          (iii) Executive is convicted of, or pleads guilty or nolo contendere to, theft, fraud, misappropriation or embezzlement in connection with the Company’s or its subsidiaries’ or affiliates’ business; or
          (iv) Executive is convicted of, or pleads guilty or nolo contendere to, criminal misconduct constituting a felony;
          provided that, (x) for purposes of this definition, no act or failure to act by Executive shall be “willful” if it is done, or omitted to be done, in good faith by Executive with a reasonable belief that Executive’s act or omission was in the best interests of the Company, (y) the Board shall not be permitted to terminate the Employment Period for Cause unless and until the Board shall have delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the members of the Board (other than Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the definition of “Cause” and specifying the particulars thereof in reasonable detail, and (z) the definition of “Cause” hereunder shall supersede any definition of “cause” contained in any employee benefit or incentive compensation plan or agreement now or hereafter adopted by the Company and applicable to Executive that provides for a forfeiture or payment upon the Executive’s violation of a Company policy or similar such conduct under such plan or agreement.

          “Change of Control” means any of (i) a sale or conveyance to any Person of assets of the Company constituting (x) the business information operating division, (y) the professional services operating division, or (z) all or substantially all of the Company’s assets, (ii) a merger, reorganization, consolidation or other transaction pursuant to which the beneficial owners of the voting securities of the Company immediately before such transaction are not expected to beneficially own, immediately after such transaction, directly or indirectly, more than 50% of the voting securities of the surviving entity (or its parent) resulting from such transaction in substantially the same proportions as immediately before such transaction, or (iii) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, as the case may be.
     “Good Reason” means (i) the Company moves its principal offices from the Minneapolis-St. Paul metropolitan area and requires Executive to relocate to the vicinity of such new offices; (ii) the Company removes Executive as the Company’s Chief Executive Officer or substantially diminishes Executive’s duties or responsibilities with respect to the Company; (iii) the Company breaches any of its obligations hereunder, which breach remains uncured thirty (30) days after receipt by the Company of written notice of such breach; (iv) a diminution in Base Salary or the target amount of any Annual Bonus, or a material diminution in Benefits available to the Executive on the Effective Date or as hereafter may be made available to the Executive, in each case other than: (x) an inadvertent and isolated act or omission that is promptly cured upon notice by Executive to the Company or (y) any diminution of Benefits applicable to the other senior executives of the Company; (v) the failure of the Company’s successor in a Change of Control (pursuant to (i)(z) or (ii) of the definition thereof) to assume this Agreement in connection with such Change of Control, (vi) the occurrence of a Change of Control pursuant to clauses (i)(x) or (i)(y) of the definition thereof, or (vii) on or after a Change of Control, a notice by the Company to Executive, pursuant to Section 1.1, to terminate the automatic daily extension of the Employment Period; provided, however that subsections (v), (vi) and (vii) of this definition of Good Reason shall no longer be effective upon and following an initial public offering of the Company’s common stock.
     “Permanent Disability” as used herein shall mean that (i) Executive has begun receiving long-term disability income insurance payments under any long-term disability income insurance policy that the Company is then maintaining for the benefit of executive-level employees or (ii) if the Company is not then maintaining long-term disability income insurance for executive-level employees, Executive is unable to perform, by reason of physical or mental incapacity, his duties or obligations under this Agreement for a period of ninety (90) days in any consecutive 120-day period. The Board shall determine, according to the facts then available, whether and when Executive’s Permanent Disability has occurred. Such determination shall be reasonable and the Board, in making such determination, shall take into consideration the opinion of Executive’s personal physician, if reasonably available.
     “Person” means any individual, partnership, limited liability company, corporation, joint venture, trust, or other entity.
     “Separation from Service” means Executive’s termination of employment from the Company which constitutes a “separation from service,” as such term is defined under Section

409A of the Internal Revenue Code of 1986, as amended (the “Code”) or applicable guidance or regulations thereunder.
     3.2 Compensation After Termination. (a) If the Employment Period is terminated (i) by reason of Executive’s death, (ii) by the Company for Cause or by reason of Executive’s Permanent Disability, or (iii) by Executive without Good Reason, then the Company shall have no further obligations hereunder, including under Section 2, or otherwise with respect to Executive’s employment from and after the termination date, except (x) for payment of Executive’s Base Salary and Benefits accrued through the date of termination and any Annual Bonus due for the immediately preceding fiscal year to the extent unpaid on the date of such termination, and (y) in the event the Employment Period is terminated due to Executive’s death or Permanent Disability, Executive shall receive a pro rata Annual Bonus as provided in Section 3.2(b)(iv), and the Company shall continue to have all other rights available hereunder at law, in equity or otherwise in connection with such termination; provided, however, such pro rata Annual Bonus, if any, shall be paid at such time as such Annual Bonus would normally be required to be paid under the Company’s annual bonus plan; provided further, that if the Employment Period is terminated by reason of Executive’s Permanent Disability and such pro rata Annual Bonus would be payable under the Company’s annual bonus plan earlier than the date which is six (6) months following the date on which Executive incurs a Separation from Service with the Company, payment of such Annual Bonus shall be made on the date which is six (6) months following Executive’s Separation from Service.
     (b) If the Employment Period is terminated by the Company without Cause or by Executive with Good Reason, then, in either case, the Company shall pay, or provide, to Executive:
          (i) Executive’s Base Salary and Benefits accrued through the date of termination;
          (ii) any Annual Bonus due for the immediately preceding fiscal year to the extent unpaid on the date of such termination;
          (iii) an amount equal to one (1) year of the annual Base Salary (at such amount before any diminution of Base Salary constituting Good Reason for Executive’s resignation), payable to Executive in a lump sum on the date which is six (6) months following Executive’s Separation from Service; and
          (iv) a pro-rated portion (based upon the number of days elapsed in the fiscal year in which the Employment Period is terminated through the date of such termination) of the Annual Bonus, if any, that would have been payable to Executive for such fiscal year (before any diminution in the target amount of such Annual Bonus constituting Good Reason for Executive’s resignation) had Executive remained employed by the Company for the entire fiscal year. Such pro rata Annual Bonus, if any, shall be paid at such time as such Annual Bonus would normally be required to be paid under the Company’s annual bonus plan; provided, however, that if such pro rata Annual Bonus would be payable under the Company’s annual bonus plan earlier than the date which is six (6) months following the date on which Executive incurs a Separation from Service with the Company, payment of such Annual Bonus shall be made on the date which is six (6) months following Executive’s Separation from Service;

provided that the Company’s obligation under Sections 3.2(b)(iii) and (iv) is contingent on, if the Company so elects in its sole discretion, Executive’s and Company’s execution, delivery and non-rescission of a mutual release of all claims against the Company and the Executive, as applicable, in the form of Exhibit A attached hereto.
Except for its obligations under this Section 3.2(b) and as otherwise provided in Section 3.3, the Company shall have no further obligations hereunder, including under Section 2, or otherwise with respect to Executive’s employment from and after the termination date.
     3.3 Continuation of Medical and Dental Benefits. (a) If the Employment Period is terminated (i) by the Company without Cause or (ii) by Executive with Good Reason, then, during the eighteen (18) months following such termination (such period, the “Benefits Period”), the Company shall provide medical and dental benefits to Executive and his covered dependents (in all events below determined without regard for any diminution of such coverage constituting Good Reason for his resignation hereunder), at the Company’s expense, subject to Executive timely electing coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) on the following terms and conditions:
          (A) So long as the terms of the medical and dental plan (the “Plan”) under which the medical and dental benefits are provided allow Executive’s continued participation therein, the Company will continue to offer Executive medical and dental coverage substantially equivalent to the medical and dental coverage which Executive was receiving immediately prior to such termination;
          (B) If during the Benefits Period Executive is no longer eligible to receive the medical and dental coverage provided under subparagraph (A) under the Plan but is eligible for a conversion option providing comparable benefits (with full coverage credit for any preexisting condition limitation) as those provided to Executive and his covered dependents under the Plan as he was receiving immediately prior to such termination, then Executive shall exercise such conversion option if directed by the Company and the Company shall thereafter pay the premium for such medical and dental coverage to be provided under such conversion option for the duration of the Benefits Period; and
          (C) If during the Benefits Period Executive and his covered dependents are no longer eligible to receive medical and dental coverage under the Plan and are not eligible (or are no longer eligible) for conversion coverage under the Plan, in both cases comparable to such coverage that Executive and his covered dependents were receiving immediately prior to such termination as provided under subparagraphs (A) and (B) above, then the Company shall reimburse Executive for the duration of the Benefits Period for the premiums that Executive incurs to acquire medical and dental coverage which is comparable to the medical and dental coverage which Executive was receiving immediately prior to the end of coverage under the Plan or conversion option.
     (b) Any medical and dental coverage provided by the Company under this Section 3.3 shall run simultaneously with any benefits to which Executive or his dependents may be entitled under COBRA.

     3.4 Payment Delay. Any amount to be paid or benefit to be provided by the Company to the Executive under Section 3.3 (and any other payment under this Agreement made in connection with Executive’s termination of employment) which is deferred compensation subject to Section 409A of the Code or applicable guidance or regulations thereunder, shall be paid to Executive in a lump sum on the date which is six (6) months following the date of Executive’s Separation from Service.
     3.5 No Mitigation; No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action (provided Executive enters into and does not rescind the general release provided in Section 3.2(b) and subject to the proviso in the succeeding sentence) which the Company may have against Executive or others, other than any action the Company may need to take pursuant to Section 304 of the Sarbanes-Oxley Act of 2002. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment; provided that the Company’s obligation under Section 3.3 with respect to medical and dental benefits shall be limited to the extent that Executive obtains any such medical or dental benefits from another employer during the benefit continuation period provided thereunder, in which case the Company may reduce the coverage of any medical and dental benefits it is required to provide Executive under Section 3.3 as long as the aggregate coverages of the combined benefits provided by the Company and such other employer are comparable to the benefits to be provided to Executive by the Company under Section 3.3. The provisions of this Section 3.5 shall survive the expiration or earlier termination of this Agreement for any reason.
4. Negative Covenants.
     4.1 Confidential Information. Other than in the performance of his duties hereunder, during the Employment Period and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board, furnish, make available or disclose to any third party or use for Executive’s own benefit or the benefit of any third party, any Confidential Information. As used herein, “Confidential Information” shall mean any information relating to the business or affairs of the Company, including, but not limited to, the Company’s products, servicing methods, development plans, costs, finances, marketing plans, equipment configurations, data, data bases, access or security codes or procedures, business opportunities, names of customers, research and development, inventions, algorithms, know-how and ideas, and other proprietary information used by the Company in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the industry other than as a result of Executive’s breach of the covenant contained in this Section 4.1 or the disclosure of which may be required by law or in a judicial or administrative proceeding. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.
     4.2 Non-Competition and Interference with Relationships. During the Employment Period and for a period of twelve (12) months following the expiration or earlier termination of the Employment Period (the “Restricted Term”), Executive shall not, directly or indirectly, alone or in combination with any other firm, partnership, company, corporation or person:

          (a) (i) engage in, participate in or otherwise assist (whether as an owner, officer, partner, principal, joint venturer, shareholder, director, member, manager, investor, employee, agent, independent contractor, consultant or otherwise) any other person, entity or business (a “Competitor”) engaged in or planning to engage in the Business of the Company (as defined below) in any State of the United States of America, or in any foreign country in which the Company or an affiliate or subsidiary of the Company is conducting such Business of the Company on the date of such termination (the “Restricted Territory”), unless (x) at the time of the proposed action by Executive, (1) the revenues of any such Competitor from a Business of the Company for the preceding fiscal year of such Competitor constituted less than fifteen percent (15%) of the total revenues of such Competitor for such fiscal year and (2) Executive provides the Company with a signed certificate from the independent accountants for such Competitor stating that, in such independent accountants’ good faith reasonable judgment, the annual revenues of such Competitor from a Business of the Company will be less than fifteen percent (15%) of the total annual revenues of such Competitor during the Restricted Term, or (y) the sole action of Executive with respect to a Competitor that is a publicly traded company consists of acquiring not more than 5% of the outstanding shares of such Competitor; or (ii) solicit or encourage any customer or partner of the Company or its affiliates (determined as of the date of the termination of the Employment Period) to terminate or otherwise alter his, her or its relationship with the Company; or
          (b) employ, retain or solicit or attempt to solicit for employment or retention as an independent contractor, or otherwise attempt to hire, persuade or assist in the hiring of (or assist any other party to take any such action regarding), any individual employed or engaged by the Company during the Restricted Term; or encourage, induce, or persuade any such person to terminate his or her employment or other relationship with the Company.
          (c) For purposes hereof, “Business of the Company” means (i) the “court and commercial” newspaper and/or “business journal” publishing business, (ii) the business of providing mortgage default processing services and/or appellate services to the legal profession, or (iii) any additional business in which the Company becomes engaged or has actively and substantially implemented plans to become engaged as of the date of termination of the Employment Period; provided that in the event any of the foregoing businesses are sold or are discontinued during the Restricted Period, the “Business of the Company” shall cease to include such sold or discontinued business as of the date of sale or discontinuation; provided further that if the Company becomes re-engaged or implements plans to become re-engaged in any such sold or discontinued business, the “Business of the Company” shall again include such business.
     4.3 Mutual Non-Disparagement. Neither party shall, at any time during the Employment Period or thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the other party (including any of the Company’s subsidiaries, other affiliates, officers, directors, employees, partners or stockholders); provided that nothing in this Section 4.3 shall preclude either party from making truthful statements or disclosures that are required by applicable law, regulation or legal process.
     4.4 Scope and Severability. The parties acknowledge that the Business of the Company is and will be national and international in scope and thus the covenants in this Section

4 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restricted Term unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in Section 4 not fully enforceable, the other provisions of Section 4, and this Agreement in general, will nevertheless stand and to the fullest extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Term be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 4.2, and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances, but not in excess of the territory provided for in Section 4.2).
     4.5. Remedies. Executive acknowledges and agrees that the covenants set forth in this Section 4 (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any of the Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages. The provisions of Section 4 shall survive the expiration or earlier termination of this Agreement for any reason.
5. Miscellaneous.
     5.1 Determinations by the Board or the Committee. Except as specifically provided herein to the contrary (such as, without limitation, Executive’s rights to appear before the Board in connection with any determination of Cause with respect to a termination of the Employment Period by the Company), with respect to any determinations to be made by the Board or the Committee in connection with Executive’s employment hereunder, Executive shall not have the right to participate in the deliberations of such determination and shall abstain from any vote of the Board or the Committee with respect thereto.

     5.2 Notices. Any notices required hereunder shall be in writing and shall be deemed delivered upon actual receipt (or refusal to accept receipt) and may be sent by (i) personal delivery, (ii) U.S. certified or registered mail, return receipt requested, or (iii) reputable overnight air courier service; for the Company, to the address listed below or for the Executive, to the last address on file with the Company (or such other addresses as may be designated by either party by giving notice in accordance with this Section 5.2):
          To the Company:
Dolan Media Company
706 Second Avenue South
Minneapolis, Minnesota 55402
Attention: John Bergstrom, Compensation Committee
     5.3 Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Prior Agreement.
     5.4 Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and both of which taken together constitute one and the same agreement.
     5.5 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors and permitted assigns. Executive may not assign any of his rights or obligations hereunder without the written consent of the Company.
     5.6 Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.
     5.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

     5.8 Section 409A. It is intended that any income or payments to Executive provided pursuant to this Agreement (any such income or payments being referred to as “Payments”) will not be subject to the additional tax and interest under Section 409A (a “Section 409A Tax”). The provisions of the Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A necessary in order to avoid the imposition of a Section 409A Tax. The Company and Executive agree to amend (including retroactively) the Agreement in order to comply with Section 409A, including amending to facilitate the ability of Executive to avoid the imposition of, or reduce the amount of, any Section 409A Tax. The Company and Executive shall reasonably cooperate to provide full effect to this provisions and the consent to any amendment described in the preceding sentence shall not be unreasonably withheld by either party. The parties agree that neither party has (a) an obligation to bring any potential Section 409A Tax to the attention of the other party or (b) any liability for any Section 409A Tax or any other reporting or withholding obligation to the other party.
     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

COMPANY:
DOLAN MEDIA COMPANY

/s/ Scott J. Pollei Scott J. Pollei
Executive Vice President and
Chief Financial Officer

/s/ John Bergstrom John Bergstrom
Chairman of the Compensation Committee

EXECUTIVE:

/s/ James P. Dolan James P. Dolan

EXHIBIT A
MUTUAL RELEASE
     THIS MUTUAL RELEASE (this “Release”) is made as of this ___day of                     ,                     , by and between Dolan Media Company, a Delaware corporation (the “Company”), and James P. Dolan (“Executive”).
PRELIMINARY RECITALS
     A. Executive and the Company entered into that certain Amended and Restated Employment Agreement, dated as of April 1, 2007 (the “Agreement”).
     B. Executive’s employment with the Company as Chief Executive Officer and President has terminated.
     C. In connection with the termination of Executive’s employment, under the Agreement, the Company may elect to require that Executive enter into a mutual release of claims in consideration of the Company providing him with certain payments, benefits and a release of claims.
     D. This Mutual Release will not become effective unless both parties have signed it and the rescission period has expired without any rescission by Executive.
AGREEMENT
     In consideration of the payments and other benefits due Executive under the Agreement, the parties’ mutual execution of this release and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Executive’s Release: Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, managers and employees, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, through the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. § 1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Constitution for the State of Minnesota or the Minnesota Human Rights Act, and any other claims under any federal, state or local common

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law, statutory, or regulatory provision, now or hereafter recognized, and any claims for reasonable attorneys’ fees and costs, but not including such claims to payments, benefits and other rights provided Executive under the Agreement or as may be due Executive under any employee benefit plan of the Company in accordance with the terms of such plan. Executive does not release any claims that the law does not allow to be waived or any claims that may arise after the date on which he signs this Release. In addition, Executive does not release the right to file an administrative charge of discrimination, or to cooperate with an administrative agency asserting such claims on his behalf. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.
     Executive, on behalf of himself and the Executive Parties, agrees never to bring any action or proceeding against the Company or any Company Party, regarding any matter released pursuant to the previous first paragraph of this Section 1. Executive agrees that in the event that any claim, suit or action released by this Release shall be commenced by him or any of the Executive Parties against the Company or any Company Party, this Release shall constitute a complete defense to any such claim, suit or action so instituted.
     Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any presently-affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.
     2. The Company’s Release: The Company hereby intending to be legally bound, does hereby REMISE, RELEASE and FOREVER DISCHARGE Executive and his agents, representatives, attorneys, assigns, heirs, executors and administrators from all debts, claims and demands whatsoever in law or in equity, which Company ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, through the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company. The Company does not release any claims that the law does not allow to be waived or any claims that may arise after the date on which the Company signs this Release. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.
     3. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Executive, the Executive Parties, the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.
     4. Executive certifies and acknowledges as follows:
          (a) That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER

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DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;
          (b) That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;
          (c) That he has been advised in writing to consult with an attorney prior to signing this Release;
          (d) That he does not waive rights or claims that may arise after the date this Release is executed other than those claims arising under the Agreement or any employee benefit plan of the Company in accordance with the terms of such plan;
          (e) That the Company has provided him with a period of twenty-one (21) days within which to consider this Release, and that Executive has signed on the date indicated below after concluding that this Release is satisfactory to him; and
          (f) That he has fifteen (15) calendar days after signing this Release within which to rescind this Release. To rescind his acceptance of this Release, Executive must deliver a written, signed statement that he rescinds his acceptance to the Company by hand or by mail within the fifteen-day revocation period. All deliveries must be made to the Company as provided in Section 5.2 of the Agreement.
     Intending to be legally bound hereby, Executive and the Company executed the foregoing Release this                      day of                     ,                     .

James P. Dolan

Witness:

DOLAN MEDIA COMPANY

By:

Name:

Title:

Witness:

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